Exhibit 3.118

Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709		Filed in the Office of the Secretary of State of Texas Filing #: 801760203 04/02/2013 Document #: 473953160002 Image Generated Electronically
Filing Fee: $300	Certificate of Formation Limited Liability Company	for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

CHOYA OPERATING, LLC

Article 2 — Registered Agent and Registered Office

☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☒ B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:

TRACY WILLIAMS

C. The business address of the registered agent and the registered office address is:

Street Address:

4005 FM 2200 W          MOORE   TX    78057

Consent of Registered Agent

☐ A. A copy of the consent of registered agent is attached.

OR

☒ B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☒ A. The limited liability company is to be managed by managers.

OR

☐ B. The limited liability company will not have managers. Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:

Manager 1: (Business Name) CHOYA ENERGY, LLC

Address: PO BOX 663 DEVINE TX, USA 78016

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]

NameConsent.pdf

Organizer

The name and address of the organizer are set forth below.

TRACY WILLIAMS   PO BOX 629, DEVINE, TX 78016

Effectiveness of Filing

☒ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

/s/ TRACY WILLIAMS
Signature of Organizer

FILING OFFICE COPY

Choya Energy, LLC
PO Box 663
Devine, TX 78016
(956) 763-4402

April 2, 2013

Office of the Secretary of State
Corporations Section

Re: Consent for Name

To Whom it may concern:

Choya Energy, LLC gives consent for Choya Operations to use the name “Choya” in their Certificate of Formation filing.

Sincerely,

/s/ Tracy Williams
Tracy Williams
Manager